Exhibit 3.2

Evotec AG

Rules of Procedure (Geschäftsordnung)

of the Management Board (Vorstand) of EVOTEC AG

The Supervisory Board of Evotec AG (the “Company”) has agreed to the following Rules of Procedure (Geschäftsordnung) according to § 77 (2) German Stock Corporation Act (AktG) by unanimous vote on 29 November 2006.

§ 1

General Principle

The Vorstand is managing the Company in accordance with Corporate Law, By-Laws/ Articles of Incorporation (Satzung) and Rules of Procedure (Geschäftsordnung) as set forth in this document. The Company’s business consists of drug discovery and development for its own account and as service provider for the pharmaceutical and biotechnology industry, and of drug discovery tools and technologies.

The Vorstand is managing the legal entities belonging to Evotec AG as if they were one single entity. To the extent legally possible, the Vorstand is delegating its decision making power to a Management Team (MT) which includes all members of the Vorstand.

Evotec AG

§ 2

Duties and Responsibilities of the Management Board (Gesamtvorstand)

1.	The Company is run jointly by all members of the Vorstand.

2.	Vorstand decides jointly on all issues of significant relevance to the Company. These are listed in Appendix 1.

3.	Vorstand also decides jointly if one of the members of the Vorstand requests a decision.

4.	Vorstand uses a Management Team as the main decision making body. The Vorstand may elect at any point in time - contrary to the stipulations below - to call a Vorstand Meeting and make material decisions on its own.

§ 3

Responsibilities of Individual Members of Vorstand

1.	Irrespective of the collective responsibility of the Vorstand and the Management Team (MT) their individual duties and responsibilities are listed in a document named Allocation of Responsibilities/Geschäftsverteilungsplan, which is set forth in Appendix 2 as part of these Rules of Procedure (Geschäftsordnung).

2.	In their functional or divisional responsibility as set forth in Appendix 2, each member of the Vorstand or the MT decides in their own right.

3.	In cases in which the decision of an individual member of the Vorstand / MT has an impact on a colleague’s responsibility the decision needs to be made jointly in a MT Meeting. If an immediate decision on such matters is required to avoid substantial disadvantage to the company, the individual members of the Vorstand / MT may act together as far as necessary. The measure shall be reported to the CEO and to the other members of the Vorstand / MT concerned without undue delay.

Evotec AG

4.	In cases in which the decision of an individual Vorstand / MT member has a significant impact on the whole company, the decision needs to be made jointly in a MT Meeting. If an immediate decision on such matters is required to avoid substantial disadvantage to the company, the individual members of the Vorstand / MT may act together with the CEO. The measure shall be reported to the other members of the Vorstand / MT concerned without undue delay.

5.	Documents referring to transactions of considerable relevance are to be signed by two Vorstand members.

§ 4

Special Duties of the CEO

1.	The Company has a Chief Executive Officer and President who is also the Chairman of the Vorstand (Vorsitzender des Vorstandes) / MT.

2.	The CEO co-ordinates the Vorstand / MT and supervises the implementation of decisions of the Vorstand and of the Supervisory Board.

3.	The CEO represents the Company vis-a-vis the Supervisory Board and interacts closely with the Chairman of the Supervisory Board.

4.	The CEO is responsible for the definition and execution of the strategy of the Company.

5.	The CEO is responsible for all Public Relations, Corporate Communication and Investor Relations of the Company and represents the Company to the public. Material public statements made by other members of the Vorstand / MT need to be co-ordinated with the CEO.

Evotec AG

§ 5

Information and Consultation between Members of the Vorstand / MT

1.	The members of the Vorstand / MT have the duty to inform each other about relevant developments in their respective functional areas. Vorstand / MT meetings taking place every two weeks are the formal instruments for passing on such information.

2.	Every member of the Vorstand / MT has the right and duty to be informed by every other member of the Vorstand / MT on actual developments in their respective functional areas.

§ 6

Vorstand / MT Meetings

1.	The CEO is responsible for organizing Vorstand / MT meetings. These meetings are chaired by the CEO or, in case of his absence, by a member designated by the CEO.

2.	There are regular Vorstand / MT meetings every two weeks. To the extent possible the meetings take place with all members physically present. Additional meetings can be called by the CEO. They can be held by telecommunication (telephone, video conferencing). The CEO determines the agenda prior to meetings and distributes it to his colleagues.

3.	Every member of the Vorstand / MT has the right to request additional Vorstand / MT meetings and additions to the agenda.

4.	Guests can be invited to Vorstand / MT meetings by the CEO.

5.	Vorstand meetings and MT meetings are documented in minutes. No minutes will be distributed before the CEO agreed these minutes. Minutes have to be distributed within 5 (five) working days after the meeting and need to be approved in the following Vorstand meeting.

Evotec AG

§ 7

Decisions

1.	Typically Vorstand makes decisions in Vorstand / MT meetings. Vorstand / MT members can make a decision if at least 50 % of Vorstand / MT members including the CEO or more than 50 % of them including the CFO are present.

2.	Vorstand / MT can make decisions in writing or by phone if so requested by the CEO. The CEO will request such decisions only if they cannot be postponed until the following Vorstand / EC meeting or if the issue has already been extensively discussed in an earlier Vorstand / EC meeting or if a discussion about the issue is not required.

3.	Vorstand will make decisions with an absolute majority of the members of the Vorstand. In case of a tied vote, the CEO has an additional vote. Members of the MT who are not members of the Vorstand have – to the extent legally possible - equal voting rights in MT meetings.

4.	A decision about an issue concerning the functional or divisional area of a Vorstand/ MT member not present in a particular meeting can only be taken in that Vorstand meeting if it was discussed with him prior to the meeting and he agrees with the proposed decision.

§ 8

Approvals by the Supervisory Board

In accordance with § 111 (4) AktG, the Supervisory Board needs to approve the issues listed in Appendix 3.

Evotec AG

Appendix 1

Regarding § 2 of the Rules of Procedure (Geschäftsordnung) of Evotec AG

Issues that require a decision/resolution from the entire Vorstand:

1.	Issues which require decisions from the Vorstand by law, by the Company’s by-laws or its Rules of Procedure (Geschäftsordnung)

2.	Issues which require approval from the Supervisory Board or from a Supervisory Board Committee.

3.	Corporate strategy (including discussion and approval of divisional strategies) and group synergy management

4.	Corporate budget, in particular revenues, cost, profit, capital expenditure, and financing.

5.	Organizational structure of the group

6.	M&A, joint ventures, incorporation of and (dis-)investment in subsidiaries

7.	Management of achievement of goals and objectives (reporting and actions)

8.	Loans to third parties external to Evotec group, corporate bonds, capital acquisitions

9.	Purchase and sale of land and property.

10.	Customer contracts in excess of euro 5,000,000.- real contract value (excluding anticipated clinical milestone payments or royalties), or if the risk structure of a particular deal deviates significantly from the normal course of business; all other contracts in excess of euro 500,000.-

11.	Closing, amendment or termination of significant agreements, e.g. co-operations or licences

12.	Capital expenditure programs in excess of € 100,000.-, unless approved as part of the annual budget

13.	HR policies

14.	Any loans of the company to members of the Management Team or Executive Committee, as well as other employees

15.	Hiring of new management reporting to members of the Management Team and of new management of subsidiaries, and respective termination of employment

16.	Relevant changes in organisational structure or organisational processes, changes of authority levels, and granting of signing authorities/power of attorney (Prokura)

17.	Issues which, according to the schedule of responsibilities, are not assigned to one member of the Vorstand, or which may have substantial impact on several fields of responsibility

18.	All other issues of special relevance and significance to the company or its affiliated enterprises

19.	Any issue if demanded by a member of the Vorstand/Management Team.

Evotec AG

Appendix 2

Regarding § 3 of the Rules of Procedure (Geschäftsordnung) of Evotec AG

Vorstand consisting of

-	Jörn Aldag, President & Chief Executive Officer (CEO)

-	Dr. Dirk Ehlers, Chief Financial Officer (CFO)

complemented by Members of the Management Team

-	Mario Polywka, Chief Operating Officer

-	Erich Greiner, Chief Innovation Officer

-	John Kemp, Chief Research and Development Officer

-	David Brister, Chief Business Officer

is sharing responsibilities in the following way:

1.	Individual members of the Vorstand represent each other in case of absence and co-ordinate their absence such that always one member of the Vorstand can be reached.

2.	The management of Evotec (UK) Ltd. (EUK) and of ENS do not require separate meetings from Vorstand / MT meetings. Directors of all such entities are the same persons as Vorstand / MT members of Evotec. Decisions particular to EUK or ENSH will be debated and taken in regular Vorstand / MT meetings and minuted separately only to the extent formally required.

3.	To the extent legally possible, Vorstand meetings are run as part of Management Team Meetings.

The following is laying out the disciplinary, operational and planning responsibilities of individual Vorstand / MT Members (these are mirrored in Evotec (UK) Ltd and Evotec Neurosciences Holdings Inc.):

Evotec AG

President & CEO (Vorstand)

-	Office of the Supervisory Board

-	Corporate Development and Strategic Planning

-	Business Development (David Brister)

-	Operations and IT (Mario Polywka)

-	Innovation Management (Erich Greiner)

-	R&D (John Kemp)

-	Human Resources

-	Communications

Chief Financial Officer (Vorstand)

-	Finance and Controlling Divisions and legal entities

-	Group Accounting

-	Business Planning and Corporate controlling

-	Corporate Finance and Treasury

-	Purchasing

-	Facility Management

-	Insurances

-	Legal

-	Negotiation of contracts valued at over EUR 5.000.000 together with the Chief Business Officer (or otherwise significant in-/outlicensing contracts).

-	Contracts over EUR 1.000.000 or if the risk structure of a particular deal deviates significantly from the normal course of business need to be countersigned by the CFO

-	Structure of new deals with unusual terms to be agreed / structured by CFO to avoid accounting problems later

-	Intellectual Property / Patents

-	Evotec Technologies GmbH

-	Health and Safety Hamburg

-	Equity-based compensation

Evotec AG

Chief Business Officer

-	Sales and Marketing Plan

-	Sales in all continents

-	Marketing for the whole product offering for the Evotec Group

-	Shaping multi-year research alliances with pharma and biotech

-

-	In- and outlicensing

Chief Operating Officer

-	Chair of the Services Management Meetings

-	Biology Services

-	Library Synthesis Services

-	Medicinal Chemistry Services

-	Development Chemistry Services

-	Formulation Services

-	IT Systems

-	Quality and Health & Safety Abingdon

Chief Innovation Officer

-	Strategic planning for the Evotec Group

-	Innovation management

-	Corporate Development

-	Scouting and management of academic collaborations

Evotec AG

Chief R&D Officer

-	Chair of the Discovery Management Committee

-	Vice-Chair of Clinical Development Committee

-	Divisional Budget and Controlling Pharma

-	Molecular Biology and Pharmacology

-	Medicinal Chemistry Therapeutic Areas

-	Pre-clinical Development and Clinical Development

-	Identification of new targets and project selection

-	Project Management

Evotec AG

Appendix 3

Regarding § 8 of the Rules of Procedure (Geschäftsordnung) of Evotec AG

Following rules are laying out those issues in Evotec AG which need to be decided by the Supervisory Board or which require its prior consent:

1.	Issues which by corporate law or the Company’s by-laws require the Supervisory Board to decide.

2.	The strategic and operational plan, including revenues, cost, results, capital expenditures, clinical plans/budgets, and finances as well as material changes from these plans.

3.	Material changes to the development pipeline.

4.	Investments in excess of € 2.500.000, including inlicensing deals.

5.	Investments into existing or new legal entities including M&A, changes of the holding in a certain legal entity, the disposal of equity ownerships.

6.	Issues necessary to continue the successful management of EVOTEC, which do deviate materially from the plan or decisions taken earlier.

7.	Contracts that are not in the normal course of business or the terms of which deviate significantly from the usual risk structure.

8.	Outlicensing deals valued at over EUR 5.000.000.

9.	Loans of any kind to third parties or to Management Team and Executive Committee. Guarantees, liens, bonds, or any measures of capital acquisitions.

10.	Investments in or disposals of land or real estate property.

11.	Foundation of new businesses, changes of existing business having a material impact on the company, changes of by-laws.

12.	Management instruments and distribution of responsibilities of Vorstand members and of members of the board of subsidiaries.